EXHIBIT 3.1

(c)   CALL.  Annual meetings and special meetings may be called by the Board of Directors or by an officer instructed by the Board of Directors to call the meeting.  Special meetings, unless otherwise provided by the General Corporation Law, shall be called by the Board of Directors upon written request delivered to the Secretary of the Corporation by the holder(s) of at least 25% of the then outstanding shares of the Corporation.  Such request shall be signed by each such holder, stating the number of shares owned by each holder, and shall indicate the purpose of the requested meeting.  In addition, any stockholder(s) requesting a special meeting shall promptly provide any other information reasonably requested by the Corporation.

(j)   VOTING.  Each stockholder entitled to vote in accordance with the terms of the Amended and Restated Certificate of Incorporation and of these Amended and Restated By-Laws, or, with respect to the issuance of preferred stock, in accordance with the terms of a resolution or resolutions of the Board of Directors, shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such stockholder.  In any election of directors by stockholders, other than a contested election, a nominee for director shall be elected if the number of votes properly cast “for” such nominee’s election exceeds the number of votes properly cast “against” or “withheld” from such nominee’s election.  For purposes of this Section 6, broker non-votes and abstentions shall be counted for purposes of the quorum but shall not be counted as constituting votes cast either “for”, “against” or “withheld”.  In a contested election of directors, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  For purposes of this By-law a contested election shall be deemed to occur if the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election as a director in compliance with the advance notice requirements for stockholder nominees for director set forth in the By-laws of the Corporation and (ii) such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. Any other action by stockholders shall be authorized by a majority of the votes cast except where the Amended and Restated Certificate of Incorporation or the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power.

Voting by ballot shall not be required for corporate action except as otherwise provided by the General Corporation Law.